Exhibit 99.1

For Further Information:

Renee Ketels, 616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Announces Strong Season Pass Sales Growth

Wildwood, Missouri, May 10, 2016 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the U.S., today reported results from the pre-season sales of the company’s season pass program. Driven by the positive response for the newly introduced Peak Pass product, overall unit sales were up 40 percent, compared to the prior year, resulting in pass-related revenue growth of 29 percent over the same time period.

“We are very pleased with the initial customer reaction to the Peak Pass, a unique and affordable multi-resort product for skiers and riders in the Northeastern U.S.,” said Timothy D. Boyd, president and chief executive officer. “We believe the Peak Pass is a strong and compelling addition to our selection of spring season passes. This new offering also illustrates how Hunter Mountain, acquired in January 2016, gives us a variety of new options to drive skier and tuber visits in future years.”

EB-5 Project Status

Peak Resorts initiated an EB-5 debt offering in 2014 to raise funds for Phase 1 of the development planned for its Mount Snow ski resort, beginning with the West Lake project. Currently, $52 million in cash raised for Phase 1 is being held in escrow. All of the committed funds will be released from escrow when the U.S. Citizenship and Immigration Services (USCIS) approves the first of any of the 104 investors’ related I-526 Petitions.

Boyd commented, “As previously reported, we are finding ourselves in a holding pattern due to delays by the USCIS, delays that appear to be affecting many of the EB-5 programs currently awaiting investor approval.”

Based on the timeline originally anticipated for approval by the USCIS, the company has invested more than $12 million in project construction since May 2015. Peak Resorts will be reimbursed for that spending when the committed funds are released from escrow. The company’s advisors continue to indicate that there are no areas of concern in the USCIS approval process and attribute the delay to a growing review backlog at the USCIS.

Steve Mueller, chief financial officer, said, “We are confident that it is just a matter of time until the funds for our Mount Snow EB-5 project become available. As we discussed on our last quarterly call, we have been exploring alternatives for interim, near-term financing for Peak to fund our summer operations, and ensure we are properly positioned despite the negative financial impact of unseasonably warm weather that affected the 2015/2016 ski season across all of our regions.”

Dividend Update

The company has not declared a dividend for the first quarter of fiscal 2017. “Returning capital to our shareholders remains a priority,” stated Boyd. “However, as we mentioned on our third quarter call, until the EB-5 funds are released, the Board does not believe it is prudent to consider the issuance of a quarterly dividend.”

Upcoming Seasonal Activity

Mueller further commented, “We are very encouraged by the robust results from the Peak Pass sales, as they exceeded our expectations. This helps set us up for a strong ski season in our Northeast region for the upcoming 2016/2017 season.”

He added, “The incoming cash receipts for season passes are recorded as deferred revenue in the period received. Revenues will then be recognized over the subsequent ski season.

“We look forward to a solid summer season at our resorts like Attitash Mountain Resort and Wildcat Mountain. We will continue to explore alternatives for interim financing, as appropriate, to help ensure that we are in the best position to support our summer operations if the funds from the EB-5 program take longer than expected to become available,” Mueller concluded.

During the summer and fall seasons, visitors to the Mount Washington Valley can enjoy a variety of activities at the company’s resorts, including the new ZipTour at Attitash, which offers the longest single-zip span in the contiguous United States and scenic views of the Presidential Range and Mount Washington. Additionally, Peak Resorts hosts festivals, fairs and camps at its multiple locations, such as The Family Camp at Mount Snow, where families can unplug and enjoy various camp activities, and the Boston Mills Artfest, a nationally recognized fine art and craft show held at the Boston Mills Ski Resort.

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company now operates 14 ski resorts primarily located in the Northeast and Midwest, 13 of which are company owned, including Hunter Mountain, the Catskills' premier winter resort destination.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company's umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities. To learn more, visit the company’s website at ir.PeakResorts.com, or follow Peak Resorts on Facebook (https://www.facebook.com/skipeakresorts) for resort updates.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2015, filed with the Securities and Exchange Commission (the “SEC”), and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.